UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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O’Reilly Automotive, Inc.

(Name of Registrant as Specified In Its Charter)

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March 18, 2011

Dear Shareholder:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of O’Reilly Automotive, Inc. to be held at the Doubletree Hotel Springfield, 2431 North Glenstone Avenue, Springfield, Missouri 65803, on Tuesday, May 3, 2011, at 10:00 a.m. central time.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the shareholders.

It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, please complete, sign, date and return the enclosed proxy card in the envelope provided at your earliest convenience or vote via telephone or Internet using the instructions on the proxy card. If you attend the meeting, you may vote your shares in person even though you have previously signed and returned your proxy.

In order to assist us in preparing for the Annual Meeting, please let us know if you plan to attend by contacting Tricia Headley, our Corporate Secretary, at 233 South Patterson, Springfield, Missouri 65802, (417) 874-7161.

We look forward to seeing you at the Annual Meeting.

David E. O’Reilly

Chairman of the Board

O’REILLY AUTOMOTIVE, INC.

233 South Patterson

Springfield, Missouri 65802

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on May 3, 2011

Springfield, Missouri

March 18, 2011

The Annual Meeting of Shareholders of O’Reilly Automotive, Inc. (the “Company”), will be held on Tuesday, May 3, 2011, at 10:00 a.m. central time, at the Doubletree Hotel Springfield, 2431 North Glenstone Avenue, Springfield, Missouri 65803.

The Annual Meeting is being held for the following purposes:

(1)	To elect three Class III Directors, each to serve for a three-year term;
(2)	To conduct an advisory (non-binding) vote on executive compensation;
(3)	To conduct an advisory (non-binding) vote on the frequency (either one, two or three years) of conducting future advisory (non-binding) votes on executive compensation;
(4)	To ratify the appointment of Ernst & Young, LLP, as independent auditors for the fiscal year ending December 31, 2011; and
(5)	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on February 28, 2011, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. A list of all shareholders entitled to vote at the Annual Meeting, arranged in alphabetical order and showing the address of and number of shares held by each shareholder, will be available during usual business hours at the office of the Corporate Secretary, Tricia Headley, at 2831 South Ingram Mill Road, Springfield, Missouri 65804, to be examined by any shareholder for any purpose reasonably related to the Annual Meeting for 10 days prior to the date thereof. The list will also be available for examination throughout the course of the meeting.

Your vote is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present at the meeting, we request you mark, date, sign and mail the enclosed proxy card in the postage-paid envelope provided or vote your shares by telephone or Internet as directed on the enclosed proxy card. Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day and will close on Monday, May 2, 2011, at 11:59 p.m. eastern time.

A copy of the Company’s Annual Shareholders’ Report for fiscal year 2010 accompanies this notice.

By Order of the Board of Directors,

Tricia Headley

Secretary

O’REILLY AUTOMOTIVE, INC.

233 South Patterson

Springfield, Missouri 65802

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of O’Reilly Automotive, Inc. (“the Company”), for use at the Annual Meeting of our shareholders to be held at the Doubletree Hotel Springfield, 2431 North Glenstone Avenue, Springfield, Missouri 65803, on Tuesday, May 3, 2011, at 10:00 a.m., central time, and at any adjournments thereof. Whether or not you expect to attend the meeting in person, please return your executed proxy card in the enclosed postage-paid envelope or vote via telephone or Internet, using the instructions discussed below and on the proxy card, and the shares represented thereby will be voted in accordance with your wishes. This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about March 18, 2011.

Solicitation of proxies is being made by us and may be made by mail, electronic mail, telephone or fax. The cost of solicitation of proxies will be borne by us and will also include reimbursement paid to brokerage firms and others for their reasonable out-of-pocket expenses of forwarding solicitation materials to their principals.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act upon the matters described in the accompanying notice of meeting. In addition, our management will report on O’Reilly Automotive Inc.’s performance during fiscal 2010 and respond to questions from shareholders.

When and where will the 2011 Annual Meeting be held?

The 2011 Annual Meeting will be held at the Doubletree Hotel Springfield, 2431 North Glenstone Avenue, Springfield, Missouri 65803, on Tuesday, May 3, 2011, at 10:00 a.m. central time.

What is a “shareholder of record”?

A shareholder of record is a shareholder whose ownership of our common stock is reflected directly on the books and records of our transfer agent, Computershare Trust Company, N.A.

What is the record date for the Annual Meeting?

The record date is February 28, 2011. Shareholders of record at the close of business on February 28, 2011, will be entitled to vote at the Annual Meeting. Each share of common stock will have one vote on each matter to be voted upon.

Which O’Reilly shares are included in the proxy card I received?

The proxy card you received covers the number of common shares to be voted in your account as of the record date.

What matters will be voted on at the Annual Meeting?

At the Annual Meeting, shareholders will be asked to vote on the following proposals, which were solicited by the Board of Directors:

—	To elect three Class III Directors, each to serve for a three-year term;
—	To conduct an advisory (non-binding) vote on executive compensation;
—	To conduct an advisory (non-binding) vote on the frequency (either one, two or three years) of conducting future advisory (non-binding) votes on executive compensation; and
—	To ratify the appointment of Ernst & Young, LLP, as independent auditors for the fiscal year ending December 31, 2011.

May I vote with my proxy card in person at the Annual Meeting?

If you wish to vote your shares in person at the Annual Meeting, you may bring a signed proxy card with your choices specified by marking the appropriate boxes on the card.

May I vote without attending the Annual Meeting?

If you do not plan to attend the meeting, you have three additional options to vote your shares:

1.	Via Mail: You may vote by properly completing and signing the enclosed proxy card and returning the proxy in the enclosed, postage-paid envelope. Please specify your choices on the proxy card by marking the appropriate boxes. Shares will be voted by your written instructions; however, it is not necessary to mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations, outlined further below. Mark, sign and date your proxy card and return in the postage-paid envelope we have provided or return to O’Reilly Automotive, Inc. Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
2.	Via the Internet: You may vote on the Internet by visiting www.proxyvote.com. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and create an electronic voting instruction form.
3.	Via Telephone: Using any touch-tone telephone, you may vote your shares by dialing toll-free to 1-800-690-6903. Have your proxy card in hand when calling and follow the instructions.

If you choose to vote on the Internet or by telephone, please note the voting will close at 11:59 PM eastern time, on May 2, 2011.

If you do not attend the Annual Meeting, your shares cannot be voted unless a signed proxy card is returned, shares are voted using the Internet or the telephone, or other specific arrangements have been made to have your shares represented. Whether or not you attend the meeting, we encourage you to vote your shares promptly.

May I change my vote after I submit my proxy?

You may change your vote after submitting a proxy card. If, after sending in your proxy, you decide to vote in person or desire to revoke your proxy for any other reason, you may do so by notifying the Secretary of the Company in writing at our principal office at any time prior to the voting of the proxy. Our principal executive office is located at 233 South Patterson, Springfield, Missouri 65802.

Are my votes confidential?

All shareholder meeting proxies, ballots and tabulations that identify the vote of a particular shareholder will be kept confidential, except as necessary to allow the inspectors of election to certify the voting results or to meet legal requirements. Representatives of Broadridge Financial Solutions (“Broadridge”) will act as the inspector of election and will count the votes.

How will my vote be counted?

All votes will be tabulated by Broadridge. All properly executed proxies received by the Board of Directors pursuant to this solicitation will be voted in accordance with the shareholders’ directions specified in the proxy. If no such directions have been specified by marking the appropriate squares in the signed and returned proxy card, the shares will be voted by the persons named in the enclosed proxy card as follows:

(1)	FOR the election of David E. O’Reilly, Jay D. Burchfield and Paul R. Lederer, named herein as nominees for Class III Directors of the Company, to hold office until the Annual Meeting of our shareholders in 2014 and until his successor has been duly elected and qualified;
(2)	FOR the approval, by an advisory (non-binding) vote, of the 2010 compensation of our Named Executive Officers;
(3)	For the selection, by an advisory (non-binding) vote, of conducting future advisory (non-binding) votes on executive compensation every “THREE YEARS” (triennial); and
(4)	FOR the ratification of the selection of Ernst & Young, LLP, as our independent auditors for the fiscal year ending December 31, 2011.

The Board of Directors is not aware of any matter to be presented for action at the Annual Meeting other than the matters set forth herein. Our shareholders have no dissenter’s or appraisal rights in connection with any of the proposals described herein.

No nominee has indicated that he or she would be unable or unwilling to serve as a Director. However, should any nominee become unable or unwilling to serve for any reason, it is intended that the persons named in the proxy will vote for the election of such other persons in their stead as may be designated by the Board of Directors. The Board of Directors is not aware of any reason that might cause any nominee to be unavailable to serve as a Director.

May I contact O’Reilly’s Transfer Agent?

You may contact our transfer agent either by writing Computershare Trust Company, N.A., Post Office Box 43078, Providence, Rhode Island 02940, or by telephoning at (800) 884-4225.

What constitutes a quorum?

On February 28, 2011, there were 140,849,493 shares of Common Stock outstanding, which constitute all of the outstanding shares of our voting capital stock. A majority of the outstanding shares entitled to vote at the Annual Meeting, represented in person or by proxy, will constitute a quorum at the meeting. The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect each person nominated for Director. Shares present at the meeting, but which are represented by proxies that are marked “WITHHOLD AUTHORITY” with respect to the election of all persons or any person to serve on the Board of Directors or for which no direction is given, will be considered in determining whether the requisite number of affirmative votes are cast on such matter. Proxies marked “WITHHOLD AUTHORITY” will have the same effect as a vote against the nominee as to which such direction applies. Shares not present at the meeting will not affect the election of Directors.

In voting on Proposals 2 (Executive Compensation) and 4 (Ratification of Auditors), the vote required will be the affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal, unless Missouri law or our Articles of Incorporation, as amended, or Bylaws, as amended, require a greater vote. Shares of Common Stock represented by proxies which are marked “Abstain,” proxies on which no direction on the proposal is provided or proxies which are marked to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Abstentions and proxies that deny discretionary authority will thus have the same effect as if the shares of Common Stock were voted against such proposal to ratify the appointment of the independent registered public accounting firm and against the proposal to approve the Company’s executive compensation, respectively. With regard to Proposal 3 (Say on Pay), there is no standard for determining which frequency has been “adopted” by shareholders. If none of the alternatives receives a majority vote, the alternative that receives the most votes will be deemed approved by shareholders. You may vote in favor of these proposals, against these proposals or abstain from voting. Proxies marked or voted “abstain” on the proposal regarding the frequency of future advisory votes on executive compensation will not be counted as a vote for any of the three options, and the Board of Directors shall determine the impact of such votes.

While counted for quorum purposes, shares represented by a proxy as to which there is a “broker non-vote” (for example, where a broker does not have discretionary authority to vote the shares) as to one or more matters to be voted on shall not be deemed represented at the meeting for purposes of such matter or matters and, therefore, will have no effect thereon.

How does the Board of Directors recommend I vote?

The Board of Directors recommends a vote “FOR” each of the Class III nominees. The Board of Directors recommends a vote “FOR” the approval, by an advisory (non-binding) vote, of the 2010 compensation of our Named Executive Officers. The Board of Directors recommends a vote for the selection, by an advisory (non-binding) vote, of conducting future advisory (non-binding) votes on executive compensation every “THREE YEARS” (triennial). The Board of Directors recommends a vote “FOR” the ratification of the selection of Ernst & Young, LLP, as our independent auditors for the year ending December 31, 2011.

Are the Notice, Proxy Statement and Annual Report available on the Internet?

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. The required control number can be found on your proxy card in the box next to the arrow.

Where may I find the voting results of the Annual Meeting?

We plan to announce the preliminary voting results at the Annual Meeting and plan to publish the final results in a Form 8-K filed with the Securities and Exchange Commission within four business days following the Annual Meeting.

Will a proxy solicitor be used?

We have not engaged a third party proxy solicitor to assist in the solicitation of proxies for the 2011 Annual Meeting of Shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of December 31, 2010, with respect to each person (other than management) known to the Company to be the beneficial owner of more than five percent (5%) of its outstanding shares of Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent Of Class

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	17,847,422	(1)	12.7%

(1)	As reflected on such beneficial owner’s Schedule 13G/A dated February 11, 2011, provided to the Company in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Of the 17,847,422 shares reported, Price Associates claimed sole voting power of 4,627,822 shares, no shared voting power, sole dispositive power of 17,847,422 shares and no shared dispositive power.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth, as of February 28, 2011, the beneficial ownership of the Company’s outstanding shares of common stock for each current Director (including currently nominated existing Directors), each of the Company’s Named Executive Officers and all Directors and executive officers as a group. Unless otherwise indicated, the Company believes that the beneficial owners set forth in the following table have sole voting and dispositive power.

Name	Direct Ownership	Indirect Ownership	Currently Exercisable Options (a)	Total Ownership	Percent of class
David E. O’Reilly (b)	489,802	1,537,325	382,500	2,409,627	1.69%
Charles H. O’Reilly, Jr. (c)	170,918	304,318	5,000	480,236	*
Lawrence P. O’Reilly (d)	779,398	57,465	5,000	841,863	*
Rosalie O’Reilly-Wooten (e)	705,026	272,200	5,000	982,226	*
Jay D. Burchfield (f)	7,683	20,693	30,000	58,376	*
Thomas T. Hendrickson	--	--	5,000	5,000	*
Paul R. Lederer	8,000	--	35,000	43,000	*
John Murphy	--	--	20,000	20,000	*
Ronald Rashkow	--	--	30,000	30,000	*
Greg Henslee (g)	36,999	5,055	371,100	413,154	*
Ted F. Wise (h)	51,452	215,166	338,600	605,218	*
Thomas G. McFall (i)	3,462	426	145,000	148,888	*
Jeff M. Shaw (j)	23,440	5,460	50,000	78,900	*
All Directors and executive officers as a group (16 persons)	2,292,771	2,429,715	1,612,200	6,334,686	4.45%

* denotes less than 1.0%

(a)	With respect to each person, assumes the exercise of all stock options held by such person that are currently exercisable or exercisable within 60 days of February 28, 2011 (such options being referred to hereinafter as “currently exercisable options”).

(b)	The stated number of directly owned shares includes 4,510 restricted shares awarded under the Company’s Performance Incentive Plan. The stated number of indirectly owned shares includes 1,529,707 shares controlled by David E. O’Reilly as trustee of a trust for the benefit of his children and 7,618 shares held in the O’Reilly Employee Savings Plus Plan with T. Rowe Price Investment Services, Inc. as trustee. The beneficially owned shares controlled by Mr. O’Reilly, as trustee of a trust for the benefit of his children, are partially pledged as collateral for a loan.

(c)	The stated number of indirectly owned shares includes 111,018 shares owned by Charles H. O’Reilly, Jr.’s spouse, 90,000 shares held in a Grantor Retained Annuity Trust (“GRAT”), 20,000 shares held in a Charitable Remainder Annuity Trust and 83,300 shares controlled by Mr. O’Reilly as trustee of a trust for the benefit of his step-mother. A portion of Mr. O’Reilly’s directly owned shares and a portion of Mr. O’Reilly’s indirectly owned shares held by Mr. O’Reilly’s spouse are pledged against a line of credit.

(d)	The stated number of indirectly owned shares includes 19,917 shares owned by Lawrence P. O’Reilly’s spouse and 37,548 shares held in a GRAT. A portion of Mr. O’Reilly’s directly owned shares are pledged against a line of credit.

(e)	The stated number of indirectly owned shares is held in a GRAT.

(f)	The stated number of indirectly owned shares is held in a family limited partnership in which Jay D. Burchfield acts as general manager.

(g)	The stated number of directly owned shares includes 17,179 shares held in the O’Reilly Employee Stock Purchase Plan and the stated number of indirectly owned shares includes 5,055 shares held in the O’Reilly Employee Savings Plus Plan with T. Rowe Price Investment Services, Inc. as trustee.

(h)	The stated number of indirectly owned shares includes 116,000 shares held by a revocable trust of which Ted F. Wise’s spouse, as the sole trustee, has sole voting and dispositive power, 90,000 shares held in a GRAT and 9,166 shares held in the O’Reilly Employee Savings Plus Plan with T. Rowe Price Investment Services, Inc. as trustee.

(i)	The stated number of directly owned shares includes 1,375 shares held in the O’Reilly Employee Stock Purchase Plan. The stated number of indirectly owned shares is held in the O’Reilly Employee Savings Plus Plan with T. Rowe Price Investment Services, Inc. as trustee.

(j)	The stated number of directly owned shares includes 2,150 shares held in the O’Reilly Employee Stock Purchase Plan and 821 restricted shares awarded under the Company’s Performance Incentive Plan. The stated number of indirectly owned shares is held in the O’Reilly Employee Savings Plus Plan with T. Rowe Price Investment Services, Inc. as trustee.

PROPOSAL 1 – ELECTION OF CLASS III DIRECTORS

Information about the Nominees and Directors Continuing in Office

The Company’s Bylaws, as amended, and Articles of Incorporation, as amended, provide for three classes of Directors, each class serving a three-year term expiring one year after expiration of the term of the preceding class, so that the term of one class will expire each year. The terms of the current Class I and Class II Directors expire in 2012 and 2013, respectively. The Board of Directors has nominated David E. O’Reilly, Jay D. Burchfield and Paul R. Lederer as Class III Directors for a term expiring at the Company’s Annual Meeting of our Shareholders in 2014.

The following table lists (i) the business experience and principal occupation for at least the last five years of each of the nominees and the present Directors continuing in office, (ii) his or her present positions and offices with the Company, as applicable, (iii) the year in which he or she was first elected or appointed a Director (each serving continuously since first elected or appointed, unless otherwise stated), (iv) his or her age, (v) his or her directorships for at least the last five years in any company with a class of securities registered pursuant to Section 12 or subject to the requirements of Section 15(d) of the Securities Exchange Act of 1934, as amended, or in any company registered as an investment company under the Investment Company Act of 1940 (as specifically noted), as applicable and (vi) the qualifications or skills, which the Director possesses, that qualify him or her for service on the Company’s Board.

Nominees for Director - Class III

(To Be Elected to Serve a Three-Year Term Expiring in 2014)

David E. O’Reilly Director since 1972 Age: 61	Chairman of the Board from February 2005 to current; Co-Chairman of the Board from August 1999 to February 2005; Chief Executive Officer from March 1993 to February 2005; President of the Company from March 1993 to August 1999; Vice President of the Company from 1975 to March 1993. Mr. O’Reilly is being re-nominated as a Director because, among his other qualifications, he possesses over 40 years of experience and expertise in the Company’s operations and strategic business development, and has held leadership roles in numerous aftermarket industry organizations and associations.

Jay D. Burchfield Director since 1997 Age: 64	Chairman of the Board and Director of Trust Company of the Ozarks since April 1998; Director of Banyan Group, Inc., a clinical research organization, since January 1998; Director of Quest Capital Alliance, a venture capital organization since January 2002; Director of Quest Commercial finance, a corporate finance organization since January 2004; Director of Heart of America Beverage, a Miller/Coors distributor in Missouri, Oklahoma and Arkansas, since January 2003; Director of Intuitive Medical Software, an electronic medical records provider, since January 2008; Director of Primary Care Education, a company providing continued medical education for doctors, since January 2009; Director and Treasurer of the I-470 Community Improvement District, a tax increment financing plan to develop road infrastructure in Lee’s Summit, MO, since January 2009. Mr. Burchfield’s career has spanned more than 35 years in the banking and financial services industry. Mr. Burchfield is being re-nominated as a Director because, among his other qualifications, he possesses experience and expertise in the banking industry, strategic business development, executive compensation and leadership development.

Paul R. Lederer Director since 2001 Age: 71	Lead Director from 2002 to current; Retired in October 1998; Executive Vice President of Worldwide Aftermarket of Federal-Mogul Corporation February 1998 to October 1998; President and Chief Operating Officer of Fel-Pro from November 1994 to February 1998, when it was acquired by Federal-Mogul Corporation; presently a Director of MAXIMUS and Dorman Products; previously served as director of UCI, Inc. (ceased directorship in early 2011). Mr. Lederer had been a Director of the Company from April 1993 to July 1997 and was appointed again as a Director in 2001. Mr. Lederer is being re-nominated as a Director because, among his other qualifications, he possesses over 40 years of experience and expertise in the automotive aftermarket industry, as well as experience in operations and governance as a chief executive officer and has served as a director on over 15 boards.

Directors Continuing in Office - Class I

(Term Expiring in 2012)

Charles H. O’Reilly Jr. Director since 1966 Age: 71	Retired from active Company management in February 2002 and has served as a consultant to the Company pursuant to a retirement agreement since that time. Vice-Chairman of the Board since August 1999; Chairman of the Board from March 1993 to August 1999; President and Chief Executive Officer of the Company from 1975 to March 1993. Mr. O’Reilly was last re-nominated as a Director because, among his other qualifications, he possesses 53 years of experience and expertise in the Company’s operations and in the automotive aftermarket industry, as well as experience in strategic business development, real estate investment and risk management and assessment.

John Murphy Director since 2003 Age: 60	Served as Senior Vice President and Chief Financial Officer of Smurfit-Stone Container Corporation, a leading manufacturer of paperboard and paper-based packaging products, from 2009 to 2010. Served as President and Chief Executive Officer of Accuride Corporation and a member of its Board of Directors until 2008; served as Accuride’s President and Chief Operating Officer during 2007; served as President and Chief Financial Officer during 2006, and as Executive Vice President/Finance and Chief Financial Officer of Accuride from 1998 to 2006. (Accuride Corporation filed Chapter 11 bankruptcy in October of 2009, emerging in 2010); Mr. Murphy was elected as a director and audit committee member of Graham Packaging in February of 2011. Mr. Murphy holds a Bachelor of Science in Accounting from Pennsylvania State University and Master Of Business Administration from University of Colorado, and is a Certified Public Accountant. Mr. Murphy was last re-nominated as a Director because, among his other qualifications, he possesses experience and expertise in the automotive aftermarket industry and in the accounting and finance areas including experience as a chief financial officer. Mr. Murphy also possesses experience in enterprise risk management and assessment, as well as experience in restructuring and mergers and acquisitions.

Ronald Rashkow Director since 2003 Age: 70	Founder, CEO, and chairman of Handy Andy Home Improvement Centers, a retail chain with 72 stores in eight Midwest states. Mr. Rashkow currently is CEO and Principal of RPMS, Inc. a strategic consulting enterprise. Current advisory boards include Hilco Trading, among the largest asset liquidation companies in the country, and RTC a specialty retail fixturing and merchandising company. Mr. Rashkow is currently chairman of the Knapp Entrepreneurial Center advisory board at the University of IIT. Additional activities include substantial interests in retail commercial shopping center investments and development. Mr. Rashkow was last re-nominated as a Director because, among his other qualifications, he possesses experience and expertise in the retail industry, executive compensation, risk management, operations as a chief executive officer and advisory services to retail companies and private equity groups focused on retail companies.

Directors Continuing in Office - Class II

(Term Expiring in 2013)

Lawrence P. O’Reilly Director since 1969 Age: 64

Retired from active Company management in February 2003 and has served as a consultant to the Company pursuant to a retirement agreement since that time; Vice- Chairman of the Board from February 2005 to current; Co-Chairman of the Board from August 1999 to February 2005; Chief Operating Officer from March 1993 to February 2003; President from March 1993 to August 1999; Vice President of the Company from 1975 to March 1993. Chairman and Director of St. Johns Hospital Springfield since January 2000; Board Member of the Missouri Sports Hall of Fame since January 2003; and Trustee of the Lance Armstrong Endowment Board since December of 2005. Mr. O’Reilly was last re-nominated as a Director because, among his other qualifications, he possesses 42 years of experience and expertise in the Company’s operations, in the automotive aftermarket industry and strategic business development.

Rosalie O’Reilly-Wooten Director since 1980 Age: 69	Retired from active Company management in February 2002 and has served as a consultant to the Company pursuant to a retirement agreement since that time. Executive Vice President of the Company from March 1993 to February 2002 where she managed Telecommunications, Risk Management and Human Resources. Currently serving on the Ozarks Greenways Board of Directors, CASA Advisory Board, Breast Cancer Foundation of the Ozarks Advisory Board, Missouri Council for the Arts Board and Drury University Board of Trustees. Ms. Wooten was last re-nominated as a Director because, among her other qualifications, she possesses 30 years of experience and expertise in the Company’s operations, in the automotive aftermarket industry and experience in leadership development, risk management and human resources.

Thomas T. Hendrickson Director since 2010 Age: 56	Chief Administrative Officer, Chief Financial Officer and Treasurer for The Sports Authority, Inc., the parent of retailer “Sports Authority”, since 2003; Director of Sports Authority since 2006. From 1998 to 2003, Mr. Hendrickson held the positions of Executive Vice President and Chief Financial Officer, and Treasurer of Gart Sports Company until its merger with Sports Authority in 2003. He was Vice President of Finance, Senior Vice President, and Executive Vice President and Chief Financial Officer of Sportmart, Inc. from 1993 to 1997. From 1987 to 1993, Mr. Hendrickson was employed as a Divisional Vice President and Controller of Miller’s Outpost Stores, a retailer specializing in apparel to young consumers. Mr. Hendrickson is a Certified Public Accountant and has over 28 years of retail business experience. Mr. Hendrickson was last nominated as a Director because, among his other qualifications, he possesses experience and expertise in the retail industry, risk assessment and in the accounting and finance areas including experience as a chief financial officer.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE CLASS III NOMINEES.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Director Independence

Rules of the Nasdaq Stock Market (the “Nasdaq”) require that a majority of the Board of Directors be “independent”. Under the Nasdaq rules, a director is independent if he or she is not an officer or employee of the Company and does not have any relationship with the Company which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has reviewed the independence of its Directors under the Nasdaq rules. During this review, the Board considered transactions and relationships between each Director or any member of his or her family and the Company during 2010. Consistent with these considerations, the Board has determined that Messrs. Burchfield, Hendrickson, Lederer, Murphy and Rashkow are independent under the Nasdaq rules.

Family Relationships

Charles H. O’Reilly, Jr., Rosalie O’Reilly-Wooten, Lawrence P. O’Reilly and David E. O’Reilly, Directors of the Board, are siblings.

Leadership Structure

The Company’s leadership structure, within its Board of Directors, consists of a Chairman of the Board, two Vice Chairmen of the Board, a Lead Director, an Audit Committee, a Corporate Governance/Nominating Committee and a Compensation Committee. The Lead Director also serves on the Audit Committee, the Compensation Committee and as Chairman of the Corporate Governance/Nominating Committee. All Committee members are independent Directors, under the Nasdaq rules. The Company’s Bylaws, as amended, permit the positions of Chairman of the Board and Chief Executive Officer to be held by the same person. However, the Board has historically believed that these roles and their attendant responsibilities should be separate and fulfilled by two separate individuals. The Company believes having separate roles allows its Board to effectively provide guidance to and oversight of its management. In 2005, the Corporate Governance/Nominating Committee recommended and the Board approved the appointment of David E. O’Reilly to serve in the role of Chairman of the Board of the Company. The appointment was made in recognition of the substantial role Mr. O’Reilly plays in the development of the Company’s strategic initiatives. The appointment of Mr. O’Reilly as Chairman of the Board did not alter Gregory L. Henslee’s duties and responsibilities as Chief Executive Officer of the Company.

Lead Director

Following the passage of the Sarbanes-Oxley Act of 2002 and in the interest of sound corporate governance, the Board has adopted a practice of appointing a Lead Director who is charged with acting as a liaison among other Directors, with management and between board committees and the Board. The Lead Director could also preside at Board meetings in the absence of the Chairman. This position improves the functionality of the Board and its Committees and aids in the fiduciary obligations each Director has to the Company and its shareholders. Paul R. Lederer has served as Director, Executive Vice President and Chief Operating Officer within the automotive aftermarket and has over 40 years of experience in this industry. Based upon Mr. Lederer’s experience, qualifications and skills, in 2002, the Corporate Governance/Nominating Committee nominated, and the Board of Directors approved, Mr. Lederer to serve as Lead Director.

Meeting Attendance

During fiscal year 2010, four regularly scheduled meetings of the Board of Directors were held. During such year, each Director attended (i) 100% of the total number of meetings of the Board of Directors held during the period for which he or she has served as a Director, with the exception of Lawrence P. O’Reilly, who attended 75% of the meetings, and (ii) 100% of the total number of meetings held by all committees of the Board of Directors on which he or she served during the period for which he or she served, with the exception of Ronald Rashkow, who attended 86% of the meetings.

Committees of the Board

The Board of Directors has three standing committees, the Audit Committee, the Compensation Committee and the Corporate Governance/Nominating Committee. Each committee is governed by a written charter and is comprised solely of independent directors in accordance with the Nasdaq Stock Market Listing Qualifications. Charters for each committee are available on the Company’s website at www.oreillyauto.com, and can be obtained free of charge by written request to the attention of the Secretary at the Company’s address appearing on the first page of this proxy statement or by telephone at (417) 874-7161.

Current committee membership, including the committee chairperson, is identified in the below table:

Name	Audit	Compensation	Corporate Governance/ Nominating
Jay D. Burchfield	✓	Chair	✓
Thomas Hendrickson	✓
Paul R. Lederer	✓	✓	Chair
John Murphy	Chair		✓
Ronald Rashkow	✓	✓

As explained above, Charles H. O’Reilly, Jr., Rosalie O’Reilly-Wooten, Lawrence P. O’Reilly and David E. O’Reilly do not qualify as independent directors; therefore, they do not participate on any committee of the Board.

Audit Committee

The Company’s standing Audit Committee was established in accordance with Section (3)(a)(58)(A) of the Exchange Act. The Audit Committee is responsible for reviewing reports of the Company’s financial results, audits and internal controls, including the Company’s Internal Audit Department, and communicating the results of these evaluations to management. The Audit Committee recommends the engagement of independent auditors, confers with the external auditors regarding the adequacy of the Company’s financial controls and fiscal policy in accordance with generally accepted auditing standards and directs changes to financial policies or procedures as appropriate. The Committee also reviews the procedure of the independent registered public accounting firm for ensuring its independence with respect to the services performed for the Company.

The Board has determined that each member of the Audit Committee is “independent” pursuant to the Nasdaq rules, as well as the independence requirements for audit committee members under Rule 10A-3 promulgated under the Exchange Act. In addition, the Board has determined that Mr. Murphy and Mr. Hendrickson, members of the Audit Committee, are both qualified as an audit committee financial expert, as that term is defined in the rules of the Securities and Exchange Commission (“SEC”). During fiscal year 2010, eight Audit Committee meetings were held. The Company’s Audit Committee Charter may be viewed on its website at www.oreillyauto.com.

Compensation Committee

The purpose of the Compensation Committee is to act on behalf of the Board of Directors with respect to the establishment and administration of the policies which govern the annual compensation of the Company’s executive officers. The Committee has responsibility for defining and articulating the Company’s overall executive compensation philosophy, and administering and approving all elements of compensation for elected executive officers. The Committee is directly responsible for reviewing and approving the corporate goals and objectives relevant to the Chairman and CEO’s compensation, evaluating his performance based on those goals and objectives, and determining and approving the Chairman and CEO’s compensation level based on this evaluation. The Company’s Human Resources Department works directly with the Compensation Committee to assist in making recommendations to the Committee for the Chairman and CEO’s total compensation. The Compensation Committee also oversees the grants and related actions under the Company’s various equity plans.

The Committee has the authority to retain consultants and advisors as it may deem appropriate in its discretion. The Committee utilizes third party compensation survey data and outside consultant advisors in order to achieve its goal of attracting and retaining executive officers who contribute to the long-term success of the Company. In 2010, the Committee retained Buck Consultants (“Buck”) for compensation advisory services. As part of the engagement, Buck provided the Committee with assessments of the Company’s executive compensation program including, among other things, a review of total compensation philosophy, a definition of the Company’s peer group, an assessment of short and long-term incentive plans with regard to alignment, risk and pay for performance including recommendations for target incentive opportunity, the relationship between current pay practices and the Company’s total compensation strategy, share ownership guidelines and the effectiveness of designing executive incentive compensation plans to drive financial performance and creating alignment with ownership interests. During fiscal year 2010, six Compensation Committee meetings were held. The Company’s Compensation Committee Charter may be viewed on its website at www.oreillyauto.com.

Corporate Governance/Nominating Committee

The principal purposes of the Corporate Governance/Nominating Committee are: (1) to establish criteria for the selection of Directors and to recommend to the Board the nominees for Director in connection with the Company’s Annual Meeting of our shareholders; (2) to take a leadership role in shaping the Company’s corporate governance policies and to issue and implement the Corporate Governance Principles of the Company; (3) to develop and coordinate annual evaluations of the Board, its committees and its members; and (4) to adhere to all legal standards required by the SEC and Nasdaq. During fiscal year 2010, four Corporate Governance/Nominating Committee meetings were held. The Company’s Corporate Governance Principles may be viewed along with the Corporate Governance/Nominating Committee Charter on its website at www.oreillyauto.com.

The Corporate Governance/Nominating Committee does not have a written policy on the consideration of Director candidates recommended by shareholders. It is the view of the Board of Directors that all candidates, whether recommended by a shareholder or the Corporate Governance/Nominating Committee, shall be evaluated based on the same established criteria for persons to be nominated for election to the Board and its committees. The established criteria for persons to be nominated for election to the Board and its committees, taking into account the composition of the Board as a whole, at a minimum, includes (a) a candidate’s qualification as “independent” under the federal securities laws and the rules and regulations of the SEC and Nasdaq applicable to the Board and each of its committees; (b) depth and breadth of experience within the Company’s industry and otherwise; (c) outside time commitments; (d) special areas of expertise; (e) accounting and financial knowledge; (f) business judgment; (g) leadership ability; (h) experience in developing and assessing business strategies; (i) corporate governance expertise; (j) risk management skills; and (k) for incumbent members of the Board, the past performance of the incumbent director. The Corporate Governance/Nominating Committee’s methods for identifying candidates for election to the Company’s Board include the solicitation of possible candidates from a number of sources, including from members of its Board, its executives, individuals personally known to the members of its Board and other research. The Board believes it is best qualified to evaluate candidates based on its knowledge of the Company’s business structure and the Corporate Governance/Nominating Committee may retain one or more third-party search firms to identify suitable candidates.

Shareholder Nominations

A shareholder who desires to nominate one or more persons for election as directors shall deliver “timely notice” (as defined in Section 12, Article II of the Company’s Amended and Restated Bylaws (“Bylaws”) of the shareholder’s intent to make such nomination or nominations, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company at the Company’s address appearing on the first page of this proxy statement. In accordance with Section 13, Article II of the Bylaws, such notice shall set forth: (a) the name and address of record of the shareholder who intends to make the nomination; (b) the class and number of shares of the capital stock that are beneficially owned by the shareholder on the date of such notice; (c) the name, age, business and residential addresses, and principal occupation or employment of each proposed nominee; (d) a description of all arrangements or understandings between the shareholder and each nominee, and other arrangements or understandings known to the shareholder, pursuant to which the nomination or nominations are to be made by the shareholder; (e) any other information regarding each proposed nominee that would be required to be included in a proxy statement filed with the SEC; and (f) the written consent of each proposed nominee being so named to serve as a Director of the Company. The presiding officer of a meeting may, if the facts warrant, determine at the meeting that a nomination was not made in accordance with the foregoing procedure, and if he or she should make that determination, he or she shall so declare at the meeting, and the defective nomination shall be disregarded.

Director Attendance of Annual Meeting

The Company encourages, but does not require, the members of its Board of Directors to attend the Annual Meeting of our Shareholders. All members of the Board of Directors attended the Company’s 2010 Annual Meeting of our Shareholders, with the exception of John Murphy.

Risk Oversight

It is management’s responsibility to manage risk and bring to the Board of Directors’ attention the most material risks to the Company. The Board of Directors has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company. In its oversight role, the Board of Directors annually reviews the Company’s strategic plan, which addresses, among other things, the risks and opportunities facing the Company. A quarterly risk overview is provided to the Board by the Company’s General Counsel and the Company’s Vice President of Treasury and Risk Management, which details the Company’s current and future litigation and self insurance risks and risk exposures. The Board has delegated certain risk management oversight responsibility to the Board committees. As part of its responsibilities as set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies. The Audit Committee reviews, with management, the Company’s financial performance and financing arrangements and meets with the Company’s external auditors to review the Company’s compliance with all applicable financial reporting and Sarbanes-Oxley requirements. The Corporate Governance/Nominating Committee reviews the Company’s corporate governance guidelines and their implementation and reviews the Corporate Risk Assessment and Management Status Report. This report identifies the material business risks (including strategic and operational) for the Company as a whole and identifies the controls that respond to and mitigate those risks. The Corporate Governance/Nominating Committee also receives a Fraud Risk Assessment report from management which reviews the Company’s Code of Conduct and Ethics program compliance as well as the Company’s TIPS Hotline and Corporate policies and procedures. The Compensation Committee has overall responsibility for executive officer succession planning and reviews succession plans each year. The Compensation Committee also reviews total compensation for the Company’s management and executives including base salary, incentive compensation, benefits, and perquisites to ensure they are market competitive and consistent with the Company’s performance goals and ensures that the compensation plans and arrangements do not create inappropriate risks. Each committee regularly reports to the full Board.

Board Diversity

The Board of Directors does not have a formal policy on Board diversity as it relates to the selection of nominees for the Board. The Board believes that while diversity and variety of experiences and viewpoints represented on the Board should always be considered, a Director nominee should not be chosen nor excluded solely or largely because of race, color, religion, disability, age, gender, national origin or sexual orientation or identity. In selecting a Director nominee, the Corporate Governance/Nominating Committee focuses on skills, viewpoints, expertise or background that would complement the existing Board. The Corporate Governance/Nominating Committee will also consider diversity in market knowledge, experience, employment, and other factors. Decisions by the Board regarding continued service of Directors are made based on expected contributions to the Board in furtherance of the interests of shareholders, not based on race, color, gender or other demographic, orientation or identity.

Compensation of Directors

Independent Directors are paid an annual fee and meeting fees for attendance at each Board and Committee meeting. Each Committee Chairman is paid an additional fee for their service as chairman of their respective Committees. The Company also reimbursed Directors for out-of-pocket expenses incurred in connection with their attendance at Board and Committee meetings. As an incentive for recruiting and retaining qualified Directors, the Company also maintains a Director’s stock option plan. This plan provides for an annual grant to each independent Director of a non-qualified stock option to purchase shares of common stock at a per share exercise price equal to the fair market value of the common stock on the date the option is granted. The stock options are granted on the first business day following the Annual Meeting of our Shareholders and have a life of seven years. Upon resignation from the Board for any reason other than retirement, death or disability, all outstanding stock options are immediately forfeited. The following table summarizes the compensation paid to the independent Directors, including the stock options granted, during 2010:

Annual fee	Each independent Director received $36,000, paid in equal quarterly amounts for their time served as a Director.

Committee Chairman fees	$7,500: Audit Committee
$4,000: Compensation Committee
$4,000: Corporate Governance/Nominating Committee

Quarterly meeting fees	$2,500 for attendance at each meeting of the Board

Audit Committee meeting fees	$1,000 to each Audit Committee member for attendance at each additional Audit Committee meeting

Special meeting fees	$1,000 for attendance at each special meeting of the Board.

Director non-qualified stock options	In fiscal 2010, each independent Director received a grant of 5,000 non-
qualified stock options which fully vest six months after the date of the grant. Each option represented the right to purchase 5,000 shares of the
Company’s common stock at an exercise price of $48.31 per share.

Independent Directors’ fees in the aggregate amount of $254,000 were paid during 2010. The Company does not pay any fees to David E. O’Reilly for service on the Board or any committee, as he is an employee of the Company.

Each of the employee consultant members of the Company’s Board of Directors (Charles H. O’Reilly, Jr., Lawrence P. O’Reilly and Rosalie O’Reilly-Wooten), receives an annual payment for services provided to the Board pursuant to written retirement agreements. Such agreements, as amended and which are in substantially identical form, provide for each of the foregoing Directors to be retained as a consultant upon retirement from active Company management, for a period of ten years. These agreements consist of the compensation and supplemental benefits identified below:

—	yearly salary of $125,000, adjusted annually three percent for inflation and payable in equal monthly payments;
—	medical and vehicle benefits; and
—	out-of-pocket expenses incurred in connection with services to the Board and attendance at Board meetings.

During the period covered by the retirement agreements, these Directors have agreed that they shall not become associated with, engage in, or render service to any other business in competition with the Company.

The following table details the compensation paid to all Directors for the fiscal year ended December 31, 2010:

DIRECTOR COMPENSATION
Name	Fees Earned or Paid In Cash ($)	Stock Awards ($)	Options Awards ($) (a)	Non-Equity Incentive Plan Compensation ($)	Change In Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($) (b)	Total ($)
Charles H. O’Reilly	--	--	--	--	--	171,386	171,386
Lawrence P. O’Reilly	--	--	--	--	--	171,071	171,071
Rosalie O’Reilly-Wooten	--	--	--	--	--	172,844	172,844
Jay D. Burchfield	54,000	--	80,550	--	--	--	134,550
Thomas Hendrickson	36,500	--	80,550	--	--	--	117,050
Paul R. Lederer	56,000	--	80,550	--	--	--	136,550
John Murphy	57,500	--	80,550	--	--	--	138,050
Ronald Rashkow	50,000	--	80,550	--	--	--	130,550

(a)	Option awards granted to the Directors become 100% exercisable with respect to the covered shares six months from the date of grant and expire after seven years. The amounts recognized in the above table reflect the grant date fair value of stock option awards granted during 2010 and was determined using the Black-Scholes option-pricing model. The Black-Scholes model requires the use of assumptions, including expected volatility, expected life, the risk free rate and the expected dividend yield. Please see the footnotes to the Company’s consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for further discussion of these assumptions. The Company’s Directors had the following stock option awards outstanding as of December 31, 2010:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable
Charles H. O’Reilly	5,000	--
Lawrence P. O’Reilly	5,000	--
Rosalie O’Reilly-Wooten	5,000	--
Jay D. Burchfield	30,000	--
Thomas Hendrickson	5,000	--
Paul R. Lederer	40,000	--
John R. Murphy	20,000	--
Ronald Rashkow	30,000	--

(b)	Represents payments during 2010 for consultation services as well as medical, dental and vehicle benefits pursuant to written retirement agreements. The payments for consultation services totaled $158,346 for each of the employee consultant Directors while medical and vehicle benefits totaled $13,040, $12,725 and $14,498 for Charles H. O’Reilly, Jr., Lawrence P. O’Reilly and Rosalie O’Reilly-Wooten, respectively.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now an officer or an employee of the Company or any of its subsidiaries or has been, at any time, an officer or an employee of the Company or any of its subsidiaries.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This section describes the compensation packages for our Named Executive Officers (“NEOs”). Our NEOs include our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated officers that were employed at December 31, 2010. Our NEOs and their positions with the Company are identified below:

—	David E. O’Reilly – Chairman of the Board
—	Gregory L. Henslee – Chief Executive Officer and Co-President
—	Ted F. Wise – Chief Operating Officer and Co-President
—	Thomas G. McFall – Chief Financial Officer and Executive Vice-President of Finance
—	Jeff M. Shaw – Senior Vice-President of Store Operations and Sales

Executive Summary

The Compensation Committee of the Company’s Board of Directors is responsible for reviewing the performance of the Company’s executive officers, recommending to the Board of Directors compensation packages and specific compensation levels for its executive officers and other management team members, establishing policies and guidelines for other benefit programs and administering the award of stock options and other stock-based incentives under the Company’s incentive plans.

The policies and procedures of the Compensation Committee are designed to assist the Company’s Board of Directors in its oversight of the implementation and effectiveness of its policies and strategies regarding the investment in its largest asset, its Team Members. These strategies and policies include, but are not limited to:

—	recruiting and retaining qualified team members;
—	the career development and progression of team members;
—	management succession, in conjunction with the Company’s Corporate Governance/Nominating Committee; and
—	employment practices.

Compensation Objectives and Philosophy

The main objective of the Company’s compensation philosophy is to provide its executive officers and management with a total compensation package that is competitive and equitable, which encourages and rewards performance based in part upon the Company’s performance in terms of increases in shareholder value. The Company’s compensation objectives include both long-term, share-based incentives and short-term, cash incentives. The Company believes that aligning the interests of its executives and management with those of its shareholders further promotes the success of not only the Company, but also its Team Members.

Risk Assessment of Compensation Programs

The Compensation Committee has reviewed the potential effects of the various components of the Company’s executive officers’ compensation and benefits programs on individual and collective behavior and, ultimately, on its risk profile and overall approach to risk management. During its review, the Committee focused on the Company’s short-term incentives, long-term incentives, and change-in-control benefits as having the greatest potential to create incentives for individual or collective risk taking. Following a thorough review of these and the other components of the Company’s compensation and benefits programs, the Committee has determined that the programs do not create any incentives with respect to individual or collective behavior that are likely to have a material adverse effect upon either its risk profile or overall approach to risk management.

Additionally, the Company’s non-executive officer and management compensation policies and practices do not excessively incentivize or create need for inappropriate risk-taking by its Team Members and therefore, it is not reasonably likely that current compensation policies and practices would have a material adverse effect on the Company.

Overview of Compensation Programs

The key elements of the compensation packages for the Company’s executive officers are base salary, annual cash incentive compensation and long-term, share-based incentives. In determining the composition of elements in each compensation package, the Compensation Committee looks to create a balanced reward, utilizing market-driven influences and external compensation benchmarks as well as current cash considerations. To ensure that the Company thrives in the competitive working environment, the Compensation Committee consults industry resources, references and benchmarks to determine competitive market ranges and reasonable levels of compensation. In addition, during 2010, the Committee engaged Buck to provide an assessment of executive compensation.

In reviewing the compensation packages of each of the Company’s executives and management, the Compensation Committee tallies the corresponding dollar value of each element of an individual’s compensation, including salary, incentive compensation, accumulated realized and unrealized share-based compensation gains, the dollar value to such individual and cost to the Company of all perquisites and other personal benefits, the earnings and accumulated benefits under the Company’s non-qualified deferred compensation program and under several potential severance and change-in-control scenarios. For new appointments to executive management, the Company’s management presents compensation recommendations to the Committee for consideration.

Competitive Assessments

The Company’s Human Resources department provides the Committee with industry benchmark information and compensation survey data. In addition, during 2010 Buck provided the Committee with additional industry benchmark information and compensation survey data. The Committee considers the Company’s relative performance compared with an established group of peer companies in the automotive aftermarket industry and other specialty retailers. The companies comprising the 2010 peer group for the Company were as follows:

— Advance Auto Parts — AutoZone — Genuine Parts — Pep Boys — Collective Brands	— Fastenal — Dollar Tree — Foot Locker — PetSmart — Barnes & Noble	— American Eagle — Ross Stores — Sherwin Williams — Williams Sonoma

The Compensation Committee reviews the Company’s peer group, as necessary, to ensure that the comparisons are meaningful. The Committee evaluates peers who conduct business outside of the automotive aftermarket industry based on criteria such as revenue, operating margin, profit margin and market capitalization. The Committee also considers broad-based survey data, compiled by Mercer and Buck, of total compensation for top management at companies with total revenues comparable to the total revenues of the Company. The Committee uses the industry and market survey data as a context in reviewing the overall compensation levels and maintaining a reasonable and competitive compensation program. The Committee does not use this data to set specific compensation targets for a position. Rather, the Committee evaluates the overall performance of the Company and the individual performance of management to set compensation at reasonable and competitive levels.

Base Salary

In determining annual base salary, it is the Compensation Committee’s goal to bring the Company’s executives and management in line with base compensation being paid by its peer group. The Compensation Committee specifically reviews compensation information for other publicly traded automotive aftermarket companies and compensation surveys and data for other specialty retailers. The Compensation Committee believes that the Company’s principal competitors for executive management are not necessarily the same companies that would be included in a peer group compiled for purposes of comparing shareholder returns. Consequently, the companies that are reviewed for such compensation purposes, as noted in “Overview of Compensation Programs,” may not be the same as the companies comprising the Nasdaq Retail Trade Stocks Total Return Index, Nasdaq United States Stock Market Total Returns Index or the Standard and Poor’s 500 Index included in the Annual Shareholders’ Report of the Company for fiscal 2010 that accompanies this Proxy Statement. The Compensation Committee established increased base salary levels in 2010 for the Company’s NEOs to maintain compensation at competitive levels and to reflect its performance and the individual performance of each of its NEOs.

Performance Incentive Compensation Plan

The Compensation Committee has established an incentive compensation plan for the Company’s Chief Executive Officer, Chief Operating Officer and Chief Financial Officer based upon certain objective performance goals. At the beginning of each year, a comprehensive operating plan is developed which contains estimates for the Company’s projected performance for the year. The operating plan is compiled by reviewing the Company’s historical performance, trends in the automotive aftermarket and retail industry and the performance of industry peers and other comparable companies. The targets for incentive compensation plans set by the Compensation Committee generally correspond to this operating plan, which is approved by the Company’s Board of Directors in

February of each year, and reflects these projected results for the upcoming fiscal year. The Compensation Committee has designed these targeted performance goals to address both Company and individual performance. The Company financial performance metrics utilized by the Compensation Committee include sales performance, net income performance and financial returns, as well as various balance sheet measures. Targets are set forth in ranges with a corresponding incentive percentage for each level of attainment. The Company’s actual performance in each of these areas is compared to the individual targets predetermined by the Committee, in order to determine the incentive amount, if any, achieved by each executive officer. Upon achievement of such performance goals, executive officers receive incentive compensation based upon a percentage of their respective base salaries for the attainment of a defined performance goal. The overall potential varies depending upon the executive’s position. For 2010, the Company’s Chief Executive Officer had a cumulative target of 100% of his base salary and its Chief Operating Officer and Chief Financial Officer each had cumulative targets of 80% of their respective base salaries.

The Company’s Senior Vice President of Store Operations and Sales participates in its Performance Incentive Plan (“PIP”), which has been established by the Company, to award cash and restricted stock to all members of senior management. The PIP incentives are based on individual performance goals established for each member of senior management as well as certain Company performance targets for the plan year. The Company’s targets for the PIP incentives are established in a similar manner to the performance targets set forth for the incentive plan for its Chief Executive Officer, Chief Operating Officer and Chief Financial Officer. For 2010, the Company’s Senior Vice President of Store Operations and Sales had a cumulative target of 35% of his base salary.

The targets for the NEO plans are highly confidential and competitively sensitive. The Company believes that if it were to publish its targets, it would allow competitors to recreate its internal forecasts and gain valuable insight on its business strategies. Such public disclosure could materially harm the Company’s competitive position within its industry. Because the targets are confidential, the Company believes that the best indication of the difficulty of achieving such targets is its track record with respect to incentive payouts. Over the last five years, annual incentive payouts under the executive plan have exceeded target three times and have been below target two times (incentive payments during this period of time have ranged from 48% to 403% of target). Over the last five years, annual incentive payouts for the portion of the PIP based on Company performance targets have equaled or exceeded target four times and have been below target once (the portion of the incentive payments based on Company performance during this period of time have ranged from 76% to 220% of target). The table below includes the 2010 performance incentive compensation plan targets and payouts for each of the Company’s NEOs:

Named Executive Officer	Base Salary ($)	Target (%)	Target ($)	Incentive Achieved (%)	Incentive Achieved ($)
Chief Executive Officer	850,000	100	850,000	403	3,429,089
Chief Operating Officer	610,000	80	488,000	403	1,968,700
Chief Financial Officer	450,000	80	360,000	403	1,452,320
Senior Vice President of Store Operations and Sales	205,000	35	71,750	173	123,769

Long-Term, Stock-Based Incentives

The Company offers long-term incentives for senior executives and management in the form of stock option and restricted stock awards. Stock options and restricted stock may be awarded to the Company’s NEOs, upper- and middle-managers, store managers and other key personnel.

The Company believes that its stock-based incentive award programs are an important component of compensation as an incentive for long-term corporate performance. The Compensation Committee has determined that the annual grant of stock options to the Company’s Chairman of the Board, Chief Executive Officer, Chief Operating Officer and Chief Financial Officer is a key component of such executive’s total compensation packages based on their duties. The amounts of such grants are determined by the Committee annually in conjunction with performance reviews and salary adjustments during the February Compensation Committee meeting. In determining whether and how many stock options should be granted, the Committee considers the responsibilities and seniority of each of the executives, as well as the Company’s financial performance and other factors as it deems appropriate, consistent with its compensation philosophy and policies. The stock options awarded by the Committee in 2010, as reflected in the Grants of Plan Based Awards table, include an annual grant of stock options determined by the Committee in consideration of the factors described above.

The Company awards restricted stock to its Senior Vice President of Store Operations and Sales, as well as all members of senior management on an annual basis as the restricted stock component of the PIP award. The amount of such award is determined in the same manner as the cash component of the PIP incentive and reflects the individual contribution, responsibility and performance of the Team Member as well as certain company performance targets. Restricted stock awards under the PIP plan are granted in the year following the target plan year, coincide with the payment of the cash portion of the incentive for the target plan year and vest in equal annual installments over a three-year period commencing with the first anniversary of the target plan year.

In the past, the Compensation Committee has reviewed and considered using other equity-based incentives for the long-term compensation component. After a thorough analysis, including the use of a national consulting firm, stock options and restricted stock were considered the most effective methods of aligning management interests with those of shareholders.

The Compensation Committee has also established specific stock option awards to be granted upon the achievement of certain defined positions of employment. These are automatic grants that occur on the date of promotion or appointment to such positions with an option price equal to the fair market value of the common stock underlying the option on such date. It is the Company’s belief that these position-related grants provide additional incentive to its executives, management and other team members to set personal long-term employment goals. In furtherance of this belief, the Company also has a team member stock purchase plan that enables team members to purchase its common stock at a discount through payroll deductions and a 401(k) plan under which team members can invest in its common stock. In addition, the Compensation Committee may grant stock option awards in connection with a material business event, such as a large acquisition. The Committee believes that these special stock option awards provide additional incentive to the Company’s executives, management and other team members to ensure these material acquisitions are integrated effectively and efficiently. During 2010, no NEO received a position level stock option award or other special stock option award in connection with a material business event.

Other

The Company sponsors a 401(k) Profit Sharing and Savings Plan (“401(k) Plan”) that allows team members to make plan contributions on a pre-tax basis. The Company matches 100% of the first 2% of the team member’s compensation, and 25% of the next 4% of the member’s compensation. Although NEOs are eligible to participate in the 401(k) plan, the application of the annual limitations on contributions under Section 401(a)(17) of the Internal Revenue Code prevents highly compensated employees, as defined by the Internal Revenue Code, from participating at the same levels as non-highly compensated employees. The O’Reilly Automotive Deferred Compensation Plan (“Deferred Comp Plan”) provides executives who participate in the 401(k) Plan with the opportunity to defer up to the full 6% of covered compensation by making contributions to the Deferred Comp Plan that are then matched by the Company as if they had been made under the 401(k) Plan. The Deferred Comp Plan is solely intended to restore contributions lost because of application of the annual limitations under the Internal Revenue Code that are applicable to the 401(k) Plan. This benefit, which assists Executives in accumulating funds for retirement, is consistent with observed competitive practices of similarly situated companies.

It is the Company’s policy to have the compensation paid to its Chairman of the Board, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and other NEOs qualify as performance-based and deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code. The Company has structured its incentive plans so that incentive payments and stock options are fully deductible.

In addition, the Company provides its NEOs with certain perquisites which the Compensation Committee believes are reasonable and consistent with the objectives of attracting and retaining superior team members as well as maintaining a competitive total compensation package for the named executives. Perquisites can include personal use of a Company automobile, reimbursement for health and country club memberships and reimbursements under the Company’s Executive Management Medical Reimbursement Benefit Plan. Perquisite amounts for the Company’s NEOs are included in the below Summary Compensation Table in the column All Other Compensation.

Compensation Mix

The Company’s 2010 compensation mix, which includes base salary, equity and non-equity incentive compensation and stock options, for each of its NEOs is summarized in the table below:

Named Executive Officer	Base Salary	Equity Incentive Compensation	Stock Options	Non-Equity Incentive Compensation	Other Benefits	Total Compensation
Chairman of the Board	62%	--%	35%	--%	3%	100%
Chief Executive Officer	17%	--%	12%	70%	1%	100%
Chief Operating Officer	20%	--%	14%	65%	1%	100%
Chief Financial Officer	19%	--%	16%	64%	1%	100%
Senior Vice President of Store Operations and Sales	59%	12%	--%	24%	5%	100%

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in O’Reilly Automotive, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010.

Respectfully submitted,

THE COMPENSATION COMMITTEE OF THE BOARD

OF DIRECTORS OF O’REILLY AUTOMOTIVE, INC.

Jay D. Burchfield

Chairman of the Compensation Committee

Paul R. Lederer

Member of the Compensation Committee

Ronald Rashkow

Member of the Compensation Committee

EXECUTIVE COMPENSATION TABLES

The following table reports the annual compensation paid to or earned by the Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (the “NEOs”) for the fiscal years ended December 31, 2010, 2009 and 2008:

SUMMARY COMPENSATION TABLE

Name And Principal Position	Year	Salary ($) (a)	Bonus ($)	Stock Awards ($) (b)	Grant Date Fair Value of Stock and Option Awards ($) (c)	Non-Equity Incentive Plan Compensation ($) (d)	Change In Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David E. O’Reilly Chairman of the Board	2010 2009 2008	520,192 500,000 500,000	-- -- --	-- -- --	288,750 198,896 297,027	-- -- 600,000	-- -- --	27,619(e) 27,343(f) 29,262(g)	836,561 726,239 1,426,289
Gregory L. Henslee Chief Executive Officer and Co-President	2010 2009 2008	842,308 784,615 695,413	-- -- --	-- -- --	577,500 397,791 873,136	3,429,089 2,303,251 1,050,000	-- -- --	47,799(e) 55,438(f) 41,579(g)	4,896,696 3,541,095 2,660,128
Ted F. Wise Chief Operating Officer and Co-President	2010 2009 2008	605,385 576,154 554,034	-- -- --	-- -- --	404,250 358,012 701,486	1,968,700 1,335,886 666,000	-- -- --	33,732(e) 31,864(f) 33,017(g)	3,012,067 2,301,916 1,954,537
Thomas G. McFall Chief Financial Officer and Executive Vice-President of Finance	2010 2009 2008	434,616 342,308 292,308	-- -- --	-- -- --	346,500 238,675 468,065	1,452,320 806,138 360,000	-- -- --	31,333(e) 26,833(f) 24,806(g)	2,264,769 1,413,954 1,145,179
Jeff M. Shaw Senior Vice-President of Store Operations and Sales	2010 2009 2008	202,692 187,692 173,692	-- -- --	41,252 35,455 22,451	-- -- 195,358	82,517 70,945 44,924	-- -- --	15,547(e) 14,688(f) 15,489(g)	342,008 308,780 451,914

(a)	The Salary column includes the portion of salary deferred at NEO’s election under the Company’s Profit Sharing and Savings Plan.
(b)	The Stock Awards column refers to restricted share awards granted under the Company’s Performance Incentive Plan (“PIP”) in 2009, 2010 and 2011, which were earned for performance in 2008, 2009 and 2010, respectively, as further discussed in the Performance Incentive Compensation Plan and Long-Term Stock-Based Incentives sections of the Compensation Discussion and Analysis portion of this report. All shares awarded under the PIP vest in equal installments over a three-year period commencing on the first anniversary of the award.
(c)	The Grant Date Fair Value of Stock and Option Awards column refers to the option awards granted to the NEOs, which become exercisable with respect to 25% of the covered shares one year from the date of grant; 50% exercisable two years from the date of grant; 75% exercisable three years from the date of grant and the remainder become exercisable four years from the date of grant. The awards granted to Mr. O’Reilly and Mr. Wise in 2008, 2009 and 2010 are eligible for immediate vesting upon their retirement provided that they provide notice of their intent to retire one year prior to their retirement date. The amounts recognized in the above table reflect the grant date fair value of stock option awards granted during 2008, 2009 and 2010. During the fiscal years ended December 31, 2010, 2009 and 2008, no option awards were forfeited by the named executives. The grant date fair value of option awards was determined using the Black-Scholes option-pricing model. The Black-Scholes model requires the use of assumptions, including expected volatility, expected life, the risk free rate and the expected dividend yield. Please see the footnotes to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for further discussion of these assumptions.
(d)	The Non-Equity Incentive Plan Compensation column refers to the cash payouts under the Company’s annual performance incentive plans, which are paid in the year following the plan year. Detailed descriptions of the annual performance incentive plans can be found in the Performance Incentive Compensation Plan and Long-Term Stock-Based Incentives sections of the Compensation Discussion and Analysis portion of this report
(e)	Includes Company contributions of $15,577, $25,269, $18,162, $17,384 and $6,057 to its Profit Sharing and Savings Plan or Deferred Compensation Plan made on behalf of David O’Reilly, Gregory Henslee, Ted Wise, Thomas McFall and Jeff Shaw, respectively.
(f)	Includes Company contributions of $15,000, $23,538, $17,285, $13,692 and $5,631 to its Profit Sharing and Savings Plan or Deferred Compensation Plan made on behalf of David O’Reilly, Gregory Henslee, Ted Wise, Thomas McFall and Jeff Shaw, respectively.
(g)	Includes Company contributions of $17,522, $23,291, $19,057, $14,215 and $7,063 to its Profit Sharing and Savings Plan or Deferred Compensation Plan made on behalf of David O’Reilly, Gregory Henslee, Ted Wise, Thomas McFall and Jeff Shaw, respectively.

The following table reports all grants of awards in 2010 to each of the NEOs:

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards: Number of Shares of Stock or Units (#) (c)	All Other Option Awards: Number of Securities Underlying Options (#) (d)	Exercise or Base Price of Options Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
David E. O’Reilly	02/11/10	--	--	--	--	--	--	--	25,000	39.52	288,750
Gregory L. Henslee	02/11/10	--	850,000	--	--	--	--	--	50,000	39.52	577,500
Ted F. Wise	02/11/10	--	488,000	--	--	--	--	--	35,000	39.52	404,250
Thomas G. McFall	02/11/10	--	360,000	--	--	--	--	--	30,000	39.52	346,500
Jeff M. Shaw	02/11/10	--	47,834	--	--	23,916	--	--	--	--	--
Jeff M. Shaw	03/08/10	--	--	--	--	--	--	896	--	--	35,455

(a)	The Estimated Future Payouts Under Non-Equity Incentive Plan Awards – Target column refers to the potential cash payouts under the Company’s annual performance incentive plans for 2010, which would be paid during 2011. The Compensation Committee approved the goals for the 2010 incentive plans in February of 2010. The payout amounts for each NEO for 2010 were reviewed and approved by the Compensation Committee and the Board of Directors in February of 2011, upon completion of the consolidated financial statements for the fiscal year ended December 31, 2010. The Summary Compensation Table details amounts actually paid under the 2010 annual performance incentive plans in the Non-Equity Incentive Plan Compensation column, which was paid in the year following the plan year. Detailed descriptions of the annual performance incentive plans can be found in the Performance Incentive Compensation Plan and Long-Term Stock-Based Incentives sections of the Compensation Discussion and Analysis portion of this report.
(b)	The Estimated Future Payouts Under Equity Incentive Plan Awards – Target column refers to potential restricted stock awards under the Company’s annual performance incentive plans for 2010, which would be granted during 2011. The Compensation Committee approved the goals for the 2010 incentive plans in February of 2010. The restricted stock award amounts for the NEO for 2010 was reviewed and approved by the Compensation Committee and the Board of Directors in February of 2011, upon completion of the consolidated financial statements for the fiscal year ended December, 31, 2010. The Summary Compensation Table details the fair value of the restricted shares actually earned under the 2010 annual performance incentive plans in the Stock Awards column, which were granted in the year following the plan year. Detailed descriptions of the annual performance incentive plans can be found in the Performance Incentive Compensation Plan and Long-Term Stock-Based Incentives sections of the Compensation Discussion and Analysis portion of this report.
(c)	The All Other Stock Awards: Number of Shares of Stock or Units column refers to restricted shares granted on March 8, 2010, under the Company’s Performance Incentive Plan, which vest in three equal installments on December 31, 2010, 2011 and 2012. These shares were earned as a component of the 2009 annual performance incentive plan. A detailed description of the Company’s Performance Incentive Plan can be found in the Long-Term Stock-Based Incentives section of the Compensation Discussion and Analysis portion of this report.
(d)	The All Other Option Awards: Number of Securities Underlying Options column refers to stock option awards granted to the NEOs, which become exercisable with respect to 25% of the covered shares one year from the date of grant; 50% exercisable two years from the date of grant; 75% exercisable three years from the date of grant, while the remainder become exercisable four years from the date of grant. The awards granted to Mr. O’Reilly and Mr. Wise in 2010 are eligible for immediate vesting upon their retirement provided that they provide notice of their intent to retire one year prior to their retirement date.

The following table details information concerning unexercised stock options, stock options that have not vested and stock awards that have not vested for each of the NEOs as of December 31, 2010:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value Unearned of Shares, Units or Other Rights That Have Not Vested ($)
David E. O’Reilly	157,500	--		--	18.78	02/05/14	--		--	--	--
	80,000	--		--	23.20	02/03/15	--		--	--	--
	15,000	--		--	24.84	04/06/15	--		--	--	--
	45,000	--		--	32.78	02/09/16	--		--	--	--
	26,250	8,750	(a)	--	34.71	02/15/17	--		--	--	--
	12,500	12,500	(b)	--	28.70	02/14/18	--		--	--	--
	12,500	12,500	(c)	--	22.65	07/11/18	--		--	--	--
	6,250	18,750	(d)	--	28.69	02/10/19	--		--	--	--
	--	25,000	(e)	--	39.52	02/11/20	--		--	--	--
Gregory L. Henslee	86,100	--		--	18.78	02/05/14	--		--	--	--
	45,000	--		--	23.20	02/03/15	--		--	--	--
	15,000	--		--	24.84	04/06/15	--		--	--	--
	50,000	--		--	32.78	02/09/16	--		--	--	--
	37,500	12,500	(a)	--	34.71	02/15/17	--		--	--	--
	25,000	25,000	(b)	--	28.70	02/14/18	--		--	--	--
	50,000	50,000	(c)	--	22.65	07/11/18	--		--	--	--
	12,500	37,500	(d)	--	28.69	02/10/19	--		--	--	--
	--	50,000	(e)	--	39.52	02/11/20	--		--	--	--
Ted F. Wise	86,100	--		--	18.78	02/05/14	--		--	--	--
	45,000	--		--	23.20	02/03/15	--		--	--	--
	15,000	--		--	24.84	04/06/15	--		--	--	--
	45,000	--		--	32.78	02/09/16	--		--	--	--
	33,750	11,250	(a)	--	34.71	02/15/17	--		--	--	--
	17,500	17,500	(b)	--	28.70	02/14/18	--		--	--	--
	5,000	5,000	(f)	--	27.99	02/20/18	--		--	--	--
	37,500	37,500	(c)	--	22.65	07/11/18	--		--	--	--
	11,250	33,750	(d)	--	28.69	02/10/19	--		--	--	--
	--	35,000	(e)	--	39.52	02/11/20
Thomas G. McFall	50,000	--		--	31.69	05/31/16	--		--	--	--
	15,000	--		--	32.06	12/31/16	--		--	--	--
	7,500	2,500	(a)	--	34.71	02/15/17	--		--	--	--
	7,500	7,500	(b)	--	28.70	02/14/18	--		--	--	--
	7,500	7,500	(b)	--	28.70	02/14/18	--		--	--	--
	25,000	25,000	(c)	--	22.65	07/11/18	--		--	--	--
	7,500	22,500	(d)	--	28.69	02/10/19
	--	30,000	(e)	--	39.52	02/11/20
Jeff M. Shaw	25,000	--		--	19.26	12/30/13	--		--	--	--
	7,500	--		--	24.84	04/06/15	--		--	--	--
	17,500	17,500	(c)	--	22.65	07/11/18	--		--	--	--
	--	--		--	--	--	821	(g)	49,605	--	--

(a)	Represents stock options granted on February 15, 2007, which become exercisable in four equal installments on February 15, 2008, 2009, 2010 and 2011.
(b)	Represents stock options granted on February 14, 2008, which become exercisable in four equal installments on February 14, 2009, 2010, 2011 and 2012.
(c)	Represents stock options granted on July 11, 2008, which become exercisable in four equal installments on July 11, 2009, 2010, 2011 and 2012.
(d)	Represents stock options granted on February 10, 2009, which become exercisable in four equal installments on February 10, 2010, 2011, 2012 and 2013.
(e)	Represents stock options granted on February 11, 2010, which become exercisable in four equal installments on February 11, 2011, 2012, 2013 and 2014.
(f)	Represents stock options granted on February 20, 2008, which become exercisable in four equal installments on February 20, 2009, 2010, 2011 and 2012.
(g)	Represents restricted shares granted on March 4, 2009, and March 8, 2010, under the Company’s Performance Incentive Plan, which vest in two installments of 523 shares on December 31, 2011, and 298 shares on December 31, 2012.

The following table lists option awards exercised and shares of restricted stock awards which vested during 2010 and the aggregate dollar values realized upon such exercise or vesting for each of the NEOs:

OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired On Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired On Vesting (#) (a)	Value Realized On Vesting ($)
David E. O’Reilly	60,000	2,295,704	--	--
Gregory L. Henslee	82,000	3,388,806	--	--
Ted F. Wise	122,000	4,482,500	--	--
Jeff M. Shaw	45,000	1,558,501	706	42,657

(a)	Shares acquired on vesting reflects the vesting of stock awards granted under the Company’s Performance Incentive Plan (“PIP”) in 2007, 2008 and 2009. All shares awarded under the PIP vest in three equal installments commencing on December 31 in the year of the award and annually each December 31, thereafter.

The following table sets forth information regarding the contributions by each NEO and the Company under the O’Reilly Automotive, Inc. Deferred Compensation Plan during 2010 as well as information on aggregate earnings, withdrawals and balances for each NEO:

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions In Last Fiscal Year ($) (a)	Registrant Contributions In Last Fiscal Year ($) (b)	Aggregate Earnings In Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance At Last Fiscal Year End ($)
David E. O’Reilly	24,952	9,981	74,222	--	464,641
Gregory L. Henslee	80,635	21,979	74,424	--	479,659
Ted F. Wise	287,671	15,646	183,362	--	1,447,290
Thomas G. McFall	20,866	8,346	25,953	--	127,391
Jeff M. Shaw	77,608	1,940	45,586	--	412,254

(a)	All NEO contribution amounts have been included in the Salary column of the Summary Compensation Table.
(b)	All Company contribution amounts have been included in the All Other Compensation column of the Summary Compensation Table.

Change in Control Agreements

The Company has entered into change in control agreements with certain NEOs, which become effective only upon a Change in Control. Under the agreements, a Change in Control is deemed to occur if any one of the following events shall occur:

—	A third party becomes beneficial owner of 40% or more of the Company’s common stock;
—	There is a majority change in the number of directors which causes at least two thirds of the Board of Directors to consist of new directors that were not nominated by the Company;
—

The Company engages in a merger or consolidation where the Company’s pre-transaction shareholders would fail to hold at least 60% of the combined voting power of the securities of the surviving entity; or

—	The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company;

If upon or within six months after a Change in Control, any of the NEOs with a valid change in control agreement terminates their employment for “Good Reason” or such executive’s employment is terminated by the Company without cause or by reason of death or disability, then the executive will be entitled to:

—	An amount equal to one times the executive’s annual salary;
—	Immediate vesting and exercisability of all outstanding stock options, restricted stock or other equity or equity-based awards;
—	All accrued but unpaid incentive compensation including any unpaid annual incentive compensation earned in previous years and a prorated portion of current year target incentive compensation;
—	Continuation of insurance coverage for 18 months;
—	A gross-up payment for excise taxes; and
—	All legal fees and expenses incurred in disputing the termination of the executive’s employment;

Employment Arrangements with Executive Officers

The Company entered into a written employment agreement effective January 1, 1993, with David E. O’Reilly. Such agreement provides for Mr. O’Reilly to be employed by the Company for a minimum period of three years and automatically renews for each calendar year thereafter. As compensation for services rendered to the Company, the agreement provides for Mr. O’Reilly to receive (i) a base annual salary adjusted annually, and (ii) a bonus, the amount of which is determined by reference to such criteria as may be established by the Compensation Committee. Mr. O’Reilly, in consultation with the Compensation Committee, has elected to exclude himself from participating in the bonus portion of his employment agreement pursuant to his responsibilities of providing strategic direction and guidance to the company and his more limited role in the Company’s day-to-day operational activities.

Mr. O’Reilly’s employment may be terminated by the Company for cause (as defined in the agreement) or without cause. If Mr. O’Reilly’s employment is terminated for cause or if Mr. O’Reilly resigns, his salary and bonus rights will cease on the date of such termination or resignation. If the Company terminates Mr. O’Reilly without cause, all compensation payments will continue through the remainder of the agreement’s term. Pursuant to his agreement, Mr. O’Reilly has agreed for so long as he is receiving payments there under to refrain from disclosing information confidential to the Company or engaging, directly or indirectly, in any automotive parts distribution, manufacturing or sales business in the states in which the Company operates without prior written consent of the Company.

Certain Relationships and Related Transactions

The Company leases 69 store locations from two real estate investment partnerships and one limited liability partnership formed by the O’Reilly family. David E. O’Reilly, Lawrence P. O’Reilly, Charles H. O’Reilly, Jr. and Rosalie O’Reilly-Wooten, their spouses, children and grandchildren each hold a beneficial interest in such investment partnerships or the limited liability partnership. The Company has entered into separate master lease agreements with each of the affiliated real estate investment partnerships and limited liability partnership for the locations covered thereby. The master leases generally provide for payment of a fixed base rent, payment of certain tax, insurance and maintenance expenses and original terms of six to fifteen years, subject to one or more renewals at the Company’s option. The original term of the master lease agreements with the real estate investment partnerships expired in December 2004 and has been renewed by modifications to the master lease agreements that extend the term of the lease for each individual property under the lease. The terms of these modifications expire on dates ranging from March 31, 2011, to December 31, 2029. The term of the master leases with the limited liability partnership expire on dates ranging from December 31, 2013, to December 31, 2028. The total aggregate rent payments paid by the Company to the investment partnerships and the limited liability partnership totaled $4.0 million in fiscal 2010. The Company believes that the terms and conditions of the transactions with affiliates described above were no less favorable to the Company than those that would have been available to the Company in comparable transactions with unaffiliated parties.

Approval or Ratification of Transactions with Related Persons

Pursuant to the terms of the Audit Committee Charter, the Audit Committee is responsible for reviewing and approving all proposed transactions between the Company, any of the Company’s officers or directors, or relatives or affiliates of any such officers or directors, to ensure that such related party transactions are on a similar economic basis as a like transaction that occurred at arm’s length with an independent third party, are in the Company’s overall best interest and in the best interest of the Company’s shareholders. The quarterly Audit Committee meeting includes a standing agenda item for the review of such related party transactions. The Audit Committee has not adopted any specific procedures for the conduct of the reviews, rather each transaction is considered in light of the individual facts and circumstances. In the course of its review and approval of a transaction, the Audit Committee considers, among other factors it deems appropriate:

—	whether the transaction is fair and reasonable to the Company;
—	the business reasons for the transaction;
—	whether the transaction would impair the independence of one or more of the Company’s officers or directors; and
—	whether the transaction is material, taking into account the significance of the transaction.

During the most recent fiscal year, all related party transactions were reviewed in accordance with the above procedures.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and Directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Such individuals are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on its review of the copies of such forms furnished to it and written representations with respect to the timely filing of all reports required to be filed, it believes that such persons complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal 2010 with the following exceptions:

—	exercise of stock options and corresponding equity swap on March 1, 2010, by Paul R. Lederer that was not reported until March 11, 2010;
—	sale of shares of the Company’s common stock on May 4, 2010, by Ronald Rashkow that was not reported until May 7, 2010; and
—	sale of shares of the Company’s common stock on May 18, 2010, by Charles H. O’Reilly that was not reported until May 21, 2010.

AUDIT COMMITTEE REPORT

The Audit Committee functions pursuant to a written charter, which may be viewed on the Company’s website at www.oreillyauto.com. In compliance with that charter and in connection with the December 31, 2010, financial statements, the Audit Committee:

—	reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2010; and

—

discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in rule 3200T; and

—

received from the independent auditors the written disclosures and a letter from the independent auditors required by the applicable requirements of the PCAOB, and have discussed with the independent auditors their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF O’REILLY AUTOMOTIVE, INC.

John Murphy
Chairman of the Audit Committee

Jay Burchfield
Member of the Audit Committee

Thomas Hendrickson
Member of the Audit Committee

Paul R. Lederer
Member of the Audit Committee

Ronald Rashkow
Member of the Audit Committee

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC enacted requirements for the Company to include in this proxy statement a separate resolution, subject to an advisory (non-binding) vote, to approve the compensation of its NEOs. This proposal is commonly referred to as a “Say on Pay” proposal. As required by these rules, the Company is asking you to vote FOR the adoption of the following resolution:

“Resolved, the compensation paid to the Company’s NEOs, as disclosed in this Proxy statement pursuant to Item 402 of Regulation S-K of the Securities Exchange Act of 1934, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

In considering their vote, shareholders should review the Company’s compensation of its NEOs in the Compensation Discussion and Analysis (“CD&A”) section herein and Compensation Committee report included in these proxy materials. As described in the CD&A, the Company’s executive officer compensation programs are designed around the following elements:

—	recruiting and retaining qualified team members;
—	the career development and progression of the Company’s team members; and
—	observed industry practices.

The main objective of the Company’s compensation philosophy is to provide its executive officers and management with a total compensation package that is competitive and equitable, which encourages and rewards performance based in part upon the Company’s performance in terms of increases in share value. The Company believes that aligning the interests of its executives and management with those of its shareholders further promotes the success of not only the Company, but also its team members. The Company’s executive compensation policies are focused upon short-term incentives, and long-term goals, and it is the Company’s belief that it creates incentives for individual or collective risk taking. The Company believes that the current programs do not create any incentives with respect to individual or collective behavior that are likely to have a material adverse effect upon either its risk profile or overall approach to risk management.

As this vote is advisory in nature, this proposal does not bind the Company to any specific course of action. However, the Compensation Committee, which is responsible for designing and implementing its executive compensation packages, values the opinions expressed by the Company’s shareholders in this vote, and will consider the outcome of the vote when making decisions on future executive compensation packages.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required for the approval of this resolution. Although this vote is advisory in nature and does not impose any action on the Company or the Compensation Committee of the Board, the Company strongly encourages all shareholders to vote on this matter.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPANY’S EXECUTIVE OFFICER COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 3 – ADVISORY VOTE ON THE FREQUENCY OF FUTURE SAY ON PAY VOTES

The “Say on Pay” rules also require the Company to include in this proxy statement a separate resolution subject to an advisory (non-binding) vote as to whether the Company should hold an advisory vote on executive compensation every one, two or three years.

Please mark your proxy card to indicate your preference on this proposal by indicating whether the Company should hold an advisory vote on executive compensation every one, two or three years or your abstention if you wish to abstain.

After considering the benefits and consequences of each option for the frequency of submitting the advisory vote on executive compensation to shareholders, the Board of Directors recommends submitting the advisory vote on the compensation of its NEOs to its shareholders every three years (triennially). The Board believes a triennial advisory vote on the compensation of its NEOs will allow it to conduct a meaningful and detailed review of its compensation programs in response to shareholder feedback and implement any necessary adjustments or changes to its programs. The Company’s executive compensation programs are designed to support its long-term business strategy, and a triennial interval will more appropriately reflect that strategy.

Like the executive compensation proposal, this vote is advisory in nature, and does not bind the Company to any specific course of action. However, the Compensation Committee, which will be ultimately responsible for determining the frequency of future compensation votes, values the opinions expressed by the Company’s shareholders in this vote, and will consider the outcome of the vote when making decisions on the frequency at which advisory votes on executive compensation will be included in future proxy statements.

Generally, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting would be required for the approval of a proposal. However, because this vote is advisory in nature, if no one single choice (one, two or three years) receives a total majority of the votes, the option with the majority of the votes will be considered the option chosen by the shareholders. Although this vote is advisory in nature and does not impose any action on the Company or the Compensation Committee of the Board, the Company strongly encourages all shareholders to vote on this matter.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR A FREQUENCY OF “THREE YEARS” FOR AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL 4 – RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young, LLP, as the Company’s independent auditors for the year ending December 31, 2011, and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. Ernst & Young, LLP, has audited the Company’s financial statements since 1992. Representatives of Ernst & Young, LLP, are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

None of the Company’s Bylaws, other governing documents, Missouri or federal law, or The Nasdaq Global Select Market Listing Qualifications require shareholder ratification of the selection of Ernst & Young, LLP, as the Company’s independent auditors. However, the Audit Committee is submitting the selection of Ernst & Young, LLP, to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Fees Paid to Independent Registered Public Accounting Firm

The following is a summary of fees billed by Ernst & Young, LLP, for audit and other professional services during the years ended December 31:

	2010		2009
Audit Fees:
Consists of fees and expenses billed for the audit of the Company’s consolidated financial statements for such year, the audit of the effectiveness of internal control over financial reporting, the review of the Company’s quarterly reports on Form 10-Q and reviews in connection with documents filed with the SEC.	$1,695,297	Consists of fees and expenses billed for the audit of the Company’s consolidated financial statements for such year, the audit of the effectiveness of internal control over financial reporting and for the review of the Company’s quarterly reports on Form 10-Q.	$1,967,995

Audit-Related Fees:
Consists of fees and expenses billed for the annual audit of the Company’s employee benefit plans.	50,525	Consists of fees and expenses billed for the annual audit of the Company’s employee benefit plans.	55,440

Tax Fees:
Consists of fees and expenses billed for tax advisory services, including compliance, planning and consultations.	538,689	Consists of fees and expenses billed for tax advisory services, including compliance, planning and consultations regarding operational realignment.	664,235

Other:
	—	Consists of fees and expenses billed for consulting services related to legal investigations.	29,395

Total Fees	$2,284,511		$2,717,065

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent auditor. The policy provides for preapproval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services, provided that the Chairman reports any decisions to the Committee at its next scheduled meeting.

The Audit Committee, after review and discussion with Ernst & Young, LLP, of the preceding information, determined that the provision of these services was compatible with maintaining Ernst & Young, LLP’s independence.

Ratification of Independent Auditors

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young, LLP.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG, LLP, AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2011.

ANNUAL SHAREHOLDERS’ REPORT

The Annual Shareholders’ Report of the Company for fiscal 2010 containing, among other things, audited consolidated financial statements of the Company, accompanies this Proxy Statement.

FUTURE PROPOSALS OF SHAREHOLDERS

Shareholder proposals intended to be presented at the 2012 Annual Meeting and included in the Company’s proxy statement and form of proxy relating to that meeting pursuant to Rule 14a-8 under the Exchange Act must be received by the Company at the Company’s principal executive offices by November 17, 2011. In order for shareholder proposals made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, the Company’s Amended and Restated Bylaws require that such proposals must be submitted, not later than March 3, 2012, and not earlier than February 1, 2012.

OTHER BUSINESS

The Board of Directors knows of no business to be brought before the Annual Meeting other than as set forth above. If other matters properly come before the meeting, it is the intention of the persons named in the solicited proxy to vote the proxy on such matters in accordance with their judgment as to the best interests of the Company.

MISCELLANEOUS

The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by use of the mails, certain officers and regular employees of the Company may solicit the return of proxies by telephone, telegram or personal interview and may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to their principals and will agree to reimburse them for their reasonable out-of-pocket expenses.

Shareholders are urged to mark, sign, date and send in their proxies without delay or vote via telephone or Internet using the instructions on the proxy card.

COMMUNICATION WITH THE BOARD OF DIRECTORS

A shareholder who wishes to communicate with the Company’s Board of Directors, specific individual directors or the independent directors as a group, may do so by directing a written request addressed to such director(s) in care of the Corporate Secretary at the Company’s address appearing on the first page of this proxy statement or via e-mail through its website at www.oreillyauto.com. Such communication will be directed to the intended director, group of directors or the entire Board, as the case may be.

HOUSEHOLDING OF MATERIALS

In some instances, only one copy of this Proxy Statement or Annual Report is being delivered to multiple shareholders, sharing an address, unless we have received instructions from one or more of the shareholders to continue to deliver multiple copies. We will deliver promptly upon oral or written request a separate copy of the Proxy Statement or Annual Report, as applicable, to any shareholder at your address. If you wish to receive a separate copy of the Proxy Statement or Annual Report, you may call us at (417) 874-7161, or send a written request to O’Reilly Automotive, Inc., 233 South Patterson, Springfield, Missouri 65802, Attention: Secretary. Alternatively, shareholders sharing an address who now receive multiple copies of the Proxy Statement or Annual Report may request delivery of a single copy, also by calling us at the number or writing to us at the address listed above.

ADDITIONAL INFORMATION

Additional information regarding the Company can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed by the Company with the SEC.

A copy of the Company’s Annual Report on Form 10-K for fiscal year 2010 (as filed with the SEC), including financial statements and financial statement schedules (excluding exhibits), is available to shareholders without charge, upon written request to O’Reilly Automotive, Inc., 233 South Patterson, Springfield, Missouri 65802, Attention: Secretary.

By Order of the Board of Directors,

Tricia Headley

Secretary

Springfield, Missouri

March 18, 2011

O’REILLY AUTOMOTIVE, INC.

You are cordially invited to attend the Annual Meeting of Shareholders of O’Reilly Automotive, Inc., to be held at the Doubletree Hotel Springfield, 2431 North Glenstone Avenue, Springfield, Missouri, on Tuesday, May 3, 2011, at 10:00 a.m. Central Time.

2010 HIGHLIGHTS

•	18th consecutive year of positive comparable store sales

•	Comparable store sales increase of 8.8%

•	11% increase in sales to $5.4 billion

•	Gross profit increased to 48.6% of sales

•	Adjusted net income increased 41% to $433 million

•	Adjusted EPS increased 37% to $3.05

•	Completed system conversions in all acquired CSK stores

•	Total store count increased to 3,570 stores in 38 states

PROXY

O’REILLY AUTOMOTIVE, INC.

Annual Meeting of Shareholders – Tuesday, May 3, 2011

(THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)

The undersigned hereby appoints David E. O’Reilly, Lawrence P. O’Reilly and Charles H. O’Reilly, Jr., and each of them, as proxies, with full power of substitution, and hereby authorizes them to represent and vote as the undersigned designates, all shares of Common Stock of O’Reilly Automotive, Inc., a Missouri corporation (the “Company”), held by the undersigned on February 28, 2011, at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 3, 2011, at 10:00 a.m. Central Time in Springfield, Missouri, or at any adjournment or postponement thereof, upon the matters set forth on the reverse side of this card, all in accordance with and as more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH BOARD OF DIRECTORS RECOMMENDATIONS.

233 SOUTH PATTERSON AVENUE

P.O. BOX 1156

SPRINGFIELD, MO 65801

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time, May 2, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by O’Reilly Automotive, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time, May 2, 2011. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return in the postage-paid envelope we have provided or return to O’Reilly Automotive, Inc. Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

O’REILLY AUTOMOTIVE, INC.

The Board of Directors recommends you vote FOR the following proposals (as described in the accompanying Proxy Statement):

1.	Election of Directors Nominees:		For	Against	Abstain
	1a	David E. O’Reilly	☐	☐	☐
	1b	Jay D. Burchfield	☐	☐	☐
	1c	Paul R. Lederer	☐	☐	☐

2.	Advisory vote on approval of compensation of executives.	For	Against	Abstain
		☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal (as described in the accompanying Proxy Statement):

		1 Year	2 Years	3 Years	Abstain
3.	Advisory vote on the frequency of future say on pay votes.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal (as described in the accompanying Proxy Statement):

		For	Against	Abstain
4.	Ratification of appointment of Ernst & Young, LLP, as independent auditors for fiscal 2011.	☐	☐	☐

	Yes	No
Please indicate if you plan to attend the meeting.	☐	☐

Please sign exactly as name(s) appear hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date